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                                                                    Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Pure Resources, Inc.

     We consent to incorporation by reference in the registration statement (No. 333-99147) on Form S-4 of Unocal Corporation of our report dated February 14, 2002, except for Note 22 which is dated July 26, 2002, relating to the consolidated balance sheets of Pure Resources, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and owner's net investment and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-K/A Amendment No. 1 of Pure Resources, Inc. Our report refers to a change in accounting for derivative instruments and hedging activities.


                                                  KPMG LLP


Midland, Texas
October 18, 2002